As filed with the Securities and Exchange Commission on July 19, 2000
                                                       Registration No. 33-57790

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                   TO FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        HARLEYSVILLE NATIONAL CORPORATION
                        ---------------------------------
             (Exact name of Registrant as specified in its charter)

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
              Pennsylvania                                                              22-2210237
              ------------                                                              ----------
     (State or other jurisdiction of                                                 (I.R.S. Employer
     incorporation or organization)                                                 Identification No.)

   Harleysville National Corporation                                               Walter E. Daller, Jr.
             483 Main Street                                              President and Chief Executive Officer
           Post Office Box 195                                              HARLEYSVILLE NATIONAL CORPORATION
    Harleysville, Pennsylvania 19483                                                 483 Main Street
             (215) 256-8851                                                        Post Office Box 195
             --------------                                                 Harleysville, Pennsylvania 19483
(Address, including Zip Code, and telephone                                          (215) 256-8851
number, including area code, of registrant's                                         --------------
       principal executive offices)                             (Name, address, including Zip Code, and telephone number,
                                                                       including area code, of agent for service)

                                 With a Copy to:
                          Nicholas Bybel, Jr., Esquire
                         Jean Svoboda McMaster, Esquire
                             SHUMAKER WILLIAMS, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                                 (717) 763-1121

     Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [X]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


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PROSPECTUS

                        Harleysville National Corporation

                  Dividend Reinvestment and Stock Purchase Plan

                            ------------------------
                             SHARES OF COMMON STOCK
                                 PAR VALUE $1.00

                            ------------------------

     This prospectus describes Harleysville National Corporation's Dividend Reinvestment and Stock Purchase Plan. The plan provides Harleysville's shareholders a convenient way to buy additional shares of common stock by reinvesting dividends and the opportunity to make voluntary cash payments. Plan participants pay no brokerage commissions or other expenses relating to the purchase of shares for the plan. The plan is intended to benefit long-term investors who wish to increase their investment in common stock.

     This plan is an amendment and restatement of Harleysville's Dividend Reinvestment and Stock Purchase Plan. If you are currently enrolled in Harleysville's plan, you will automatically be enrolled in this plan.

     This prospectus relates to 250,000 shares of common stock originally registered for sale under the plan. These shares may either be authorized but unissued shares or shares re-acquired and held in Harleysville's treasury. This prospectus also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

     Shares of common stock purchased under the plan will be purchased directly from Harleysville, in the open market, or through negotiated transactions. The purchase price for each share of common stock purchased will be 100% of the market price on the relevant investment date. (See Question 11.)

     Dividends, if and when declared, are reinvested, and shareholders may participate with respect to all or any portion of their common stock. Voluntary cash payments may not be less than $100 per payment or total more than $5,000 per quarter. To purchase shares, voluntary cash payments must be received no earlier than 30 days or less than 2 business days prior to the corresponding dividend payment date.

     Harleysville's common stock is on the National Market System of the NASDAQ Stock Market. The trading symbol is HNBC.

           We recommend you keep this prospectus for future reference.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined if this prospectus is accurate of complete. Any representation too the contrary is a criminal offense.
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                  The date of this prospectus is July 19, 2000.


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                        Harleysville National Corporation
                                 483 Main Street
                        Harleysville, Pennsylvania 19438
                              Phone - 215-256-8851

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide any information or to make any representation that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

                            IMPORTANT CONSIDERATIONS

     The purpose of the plan is to provide a convenient and useful service for current or potential Harleysville shareholders. Nothing in this prospectus or other plan information represents a recommendation by Harleysville, or anyone else, that a person buy or sell Harleysville common stock. We urge you to read this prospectus thoroughly before you make your independent investment decision regarding participation in the plan.

     Each participant in the plan should recognize that neither Harleysville nor American Stock Transfer & Trust Company, the transfer agent administering the plan for Harleysville, can provide any assurance that shares of common stock purchased under the plan will, at any time, be worth more or less than their purchase price.

     You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to 3 decimal places; thus, there will likely always be a partial share in your plan account. This practice allows maximum investment of your dividends and cash payments.

     The plan does not represent a change in Harleysville's dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by Harleysville's Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends as declared. There is no assurance whether, or at what rate, Harleysville will continue to pay dividends.

     Potential investors should be aware that shares of common stock purchased under the plan are not deposit accounts of Harleysville or any of its depository subsidiaries and are not insured by the FDIC or any other governmental organization. An investment in the common stock is subject to market risk and possible loss of investment.

                                    The Plan

     The following is a question and answer statement of the terms of Harleysville National Corporation's Dividend Reinvestment and Stock Purchase Plan in effect on the date of this prospectus.

Purpose and advantages

1.   What is the purpose of the plan?

     The plan provides shareholders of record a simple and convenient way to buy additional shares of common stock without paying any trading fees or service charges. The shares available under the plan will be acquired directly from Harleysville, in the open market or through negotiated transactions. If you acquire them from us, we will receive additional funds from general corporate purposes.

2.   What are the advantages of the plan?

     Harleysville's plan provides our shareholders:

          o a simple and convenient method of investing in our common stock by automatically reinvesting cash dividends paid on our common stock in additional shares of common stock, and

          o no trading fees, service charges or brokerage commissions for your purchases.

     The plan allows you to:

          o reinvest all or a part of your common stock dividends in additional shares of our common stock;

          o invest in additional shares of common stock by making voluntary cash payments;

          o    deposit common stock certificates into the plan for safekeeping;

          o    sell or transfer shares of common stock held in the plan;

          o    conduct dollar cost averaging; and

          o    simplify your record keeping.

Administration

3.   Who administers the plan?

     American Stock Transfer & Trust Company administers the plan. Harleysville pays all costs of administering the plan. The administrator serves as Harleysville's transfer agent, registrar and dividend-paying agent. In addition, the administrator receives and invests all cash investments by participants, maintains participant's plan account records, issues periodic account statements, and performs other duties related to the plan. If you have questions regarding the plan, you may contact the plan administrator at the following address:

                     American Stock Transfer & Trust Company
                        Attention: Dividend Reinvestment
                           40 Wall Street - 46th Floor
                               New York, NY 10005
                              Phone - 800-278-4353

Eligibility

4.   Who is eligible to participate in the plan?

     Generally, record holders of Harleysville common stock are eligible to participate in the plan. However, Harleysville may refuse to offer the plan to certain of our shareholders, including, but not limited to:

          o those shareholders who are residents of a state that may require registration, qualification or exemption of the common stock to be issued under the plan, or require registration or qualification of Harleysville or any of its officers or employees as a broker-dealer, a salesperson or an agent, where Harleysville determines, in our sole discretion, that the number of shareholders or the number of shares held does not justify the expense that Harleysville may incur in the state; and

          o those shareholders whose shares are held in the name of a nominee, such as a brokerage firm or securities depository.

Enrolling in the plan

5.   How do I become a participant?

     As a common shareholder of record, you may elect to become a plan participant at any time. If you wish to become a participant, simply complete and sign an enrollment form and mail it to American Stock Transfer & Trust Company, Attention: Dividend Reinvestment, 40 Wall Street - 46th Floor, New York, NY 10005. You may obtain an enrollment form by writing to the same address or calling 800-278-4353 to request a form.

     A properly completed enrollment form must be received by the administrator at least 2 business days before a dividend record date in order for those dividends to be reinvested in Harleysville's common stock under the plan.

6. Must a shareholder authorize dividend reinvestment on a minimum number of shares?

     No. There are no minimum share requirements. Record holders of common stock may have the dividends on all or any portion of their shares reinvested under the plan. A shareholder must submit written instructions as to the number of shares that he/she wishes to enroll in the plan, together with a completed enrollment form. Shareholders are not charged extra for choosing partial participation in the plan. Regardless of full or partial election, dividends will be reinvested on the designated number of shares.

7.   May a participant change the number of shares subject to the plan?

     Yes. As a participant, you may change the number of shares subject to the plan at any time by submitting a written request to the administrator. The change will be effective with the first dividend payment after the administrator receives the notice of change, provided that the notice of change is received at least 2 business days before a dividend record date. A notification received less than 2 business days prior to a dividend record date will be effective after dividends paid for that record date are reinvested and the shares acquired are added to the participant's account.

Purchases

8.   How may I purchase common stock under the plan?

     If you are a shareholder of record of Harleysville common stock, you may:

          o have cash and stock dividends on shares held in your name automatically reinvested in additional shares of common stock,

          o make voluntary cash payments of not less than $100 per payment nor more than $5,000 per quarter.

9.   What is the source of the common stock purchased under the plan?

     The administrator may purchase shares of common stock for participants' plan accounts

          o    from Harleysville, or

          o    in the open market, or

          o    through negotiated transactions.

     Purchases of common stock in the open market or through negotiated transactions may occur over one or more trading days.

10.  When will common stock be purchased for participants' accounts?

     Cash and voluntary cash payments are used to purchase common stock as promptly as possible after the applicable dividend payment date, and in no event more than 30 days after the applicable dividend date. The date on which dividends are reinvested and voluntary cash payments are invested is referred to as the "investment date." What price will I pay for common stock purchased through the plan?

11.  What price will I pay for common stock purchased through the plan?

     The purchase price of each share of common stock purchased by a participant in the plan with reinvested dividends will be 100% of the market price. In the case of shares of common stock purchased from Harleysville, the "market price" is the average of the closing bid and ask prices of a share of common stock on the NASDAQ National Market System on the investment date. If there is no trading on the NASDAQ National Market System for a substantial amount of time at the time of any investment date, the plan administrator will determine the market price on the basis of such market quotations, as it deems appropriate. In the case of purchases of common stock on the open market, the "market price" will be the weighted average purchase price of shares purchased for the relevant investment date. Harleysville pays all costs of administering the plan.

12.  How many shares will be purchased for me?

     The number of shares of common stock to be purchased for you as of any dividend payment date depends on the amount of your reinvested dividends and voluntary cash payment and the applicable purchase price, as determined in the manner described in Question 11. Your account will be credited with that number of shares, including fractions computed to 3 decimal places, which will equal your total dollar amount to be invested, divided by the applicable purchase price.

     Your dollar amount to be invested as of any dividend payment date will be the sum of:

          o the dividend on all shares held in your name and enrolled in the plan as of the dividend payment date, and

          o any voluntary cash payments to be invested as of the dividend payment date.

     The amount to be invested for any participant will be reduced by the amount of any required tax withholding, including any "backup withholding" and any withholding required on dividends received by foreign participants, as applicable.

Costs

13. Are there any expenses to participants in connection with purchases under the plan?

     No. Harleysville pays all brokerage commissions or other charges with respect to purchases under the plan.

     However, if you request that the agent sell shares of common stock held in your plan account, you will incur a $10.00 service fee in addition to all brokerage fees incurred in connection with the sale. Harleysville pays all other costs of plan administration.

Voluntary cash payments

14.  Who is eligible to make voluntary cash payments?

     All record holders of common stock who elect to have dividends reinvested and have completed an enrollment form according to the provisions of the plan may also elect to make voluntary cash payments.

15.  When may I make a  voluntary cash payment, and when will it be invested?

     Voluntary cash payments received by the administrator more than 30 days or less than 2 business days before a dividend payment date will be returned to the participant.

     Voluntary cash payments received by the administrator are pooled with cash dividends. Shares are acquired and credited to your account once each quarter on the investment date.

16.  How do I make voluntary cash payments?

     You may make a voluntary cash payment by sending a check or money order to the administrator with the payment form that accompanies each account statement. You should make checks and money orders payable to "American Stock Transfer & Trust Company, Plan Administrator" and should include your account number and taxpayer identification number.

     Voluntary cash payments received by the administrator within the prescribed period are applied to the purchase of shares of common stock on the next investment date at a price determined according to the provisions of the plan. (See Question 11.) No interest is paid on voluntary cash payments held by the administrator before the investment date.

     Voluntary cash payments must be in United States dollars and may not be less than $100 per payment or more than $5,000 per quarter. Third party checks, checks not drawn on a United States bank or checks sent without an enrollment form, a cash payment form, or other instructions will be returned. Do not send cash. Harleysville and its agent reserve the right, in their sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

Reports to participants

17.  What reports are sent to plan participants?

     Common stock is purchased for your account through dividends and/or voluntary cash payments on a quarterly basis. The administrator will send you a quarterly statement showing the number of shares purchased, the purchase price, the date on which the shares were purchased and the number of shares held in your account. You should keep these statements for income tax purposes. In addition, you will receive the same communications sent to every common stock shareholder, including Harleysville's quarterly reports, annual report, notice of annual meeting and proxy statement and income tax information for reporting dividends paid.

Stock certificates

18. Are certificates issued to participants for shares of common stock purchased through the plan?

     No. Shares of common stock purchased through the plan are registered in the name of the agent (or its nominee), as agent for the plan participants. This is known as custodian, or 'book entry' method of holding shares. It is a safekeeping feature that protects against loss, theft, or destruction of stock certificates. It is also a more economical way for the agent to administer the plan.

     The number of shares of common stock credited to your plan account is shown on your quarterly account statement. You will not receive a certificate for these shares unless you specifically request a certificate.

     You may obtain a certificate for any number of whole shares of common stock held in your plan account by making a written request to the administrator. The administrator will send your certificate, at no charge to you, normally within 2 weeks after receiving your request. Any remaining whole shares and fraction of a share will continue to be held in your account.

     A certificate for a fraction of a share will not be issued under any circumstance.

19.  May a participant pledge shares held under the plan?

     Shares of common stock may not be pledged, sold or otherwise transferred while held in your plan account. In order to pledge, sell or transfer shares held in your plan account, you must first request that a certificate for whole shares be issued in your name.

20. What is the affect on my plan account if I request a certificate for shares held in the account?

     If you request a certificate for whole shares held in your plan account, dividends on any remaining whole shares and fraction of a share held in your account will continue to be reinvested. In addition, if you maintain an account for reinvestment of dividends, dividends on the shares for which the certificate was requested would continue to be reinvested under the plan so long as the shares remain registered in your name.

Safekeeping

21. May common stock I hold in certificate form be deposited in my plan account?

     Yes. Common stock certificates registered in your name may be delivered to the administrator for deposit to your plan account. This procedure allows you to avoid the necessity of safekeeping certificates. You should contact the administrator for the proper procedure to deposit certificates.

     Common stock certificates will be accepted for deposit to your account as long as you have submitted an enrollment form and are currently a participant in the plan. All dividends on any shares deposited will be paid according to your plan selection.

Cash Only Participation

22. May I deposit my shares for safekeeping and continue to receive my dividends in cash?

     Yes. You must be a current Harleysville shareholder to choose this option. This option allows you, as a participant, to receive any cash dividend payments in the form of a check or have the dividend directly deposited into your checking or savings account. Cash dividends are not required to be reinvested, but are paid in cash for all shares held by the plan, whether in certificate or book entry form.

     The benefit of this type of participation is that you are eligible

          o    to deposit your certificate shares for safekeeping, and

          o to make voluntary cash payments according to the parameters outlined in the plan. (See Question 16.)

Voluntary (Optional) Cash Payments Only

23. May I participate in the plan by choosing only to make voluntary or optional cash payments without reinvesting dividends on shares I now hold?

     Yes. As a Harleysville shareholder, you may participate in our voluntary or optional cash only feature by making voluntary cash payments of a minimum of $100 per payment or a maximum of $5,000 per quarter, according to the parameters outlined in the plan. (See Questions 14 through 16.)

Withdrawal from the plan

24.  May I withdraw from the plan?

     Yes. The plan is entirely voluntary, and you may terminate your plan account at any time by providing written notice instructing the administrator to terminate the account.

25.  What happens when I terminate my plan account?

     If the administrator receives your notice of termination at least 5 business days before the record date for the next dividend, reinvestment of dividends will cease as of the date your notice of termination is received. If the administrator receives your notice of termination less than 5 business days before a dividend record date, the termination will not become effective until after the reinvestment of that dividend. Once you are terminated from the plan, voluntary cash payments are no longer accepted.

     When terminating your account, you may request a stock certificate for all whole shares held in the account. As soon as practicable after receiving your notice of termination, the administrator will send you:

          o a certificate for all whole shares of common stock in your account, and

          o    a check for the value of any fractional share.

     When terminating your account, you may also request that all shares, both full and fractional, credited to the account be sold, or that certain of the shares be sold and a certificate be issued for the remaining shares.

26.  May I later re-elect to participate in the plan?

     Generally, a shareholder of record may re-elect to participate at any time. However, Harleysville and the administrator reserve the right to reject any enrollment form on grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term shareholder investment service.

Sale of shares

27.  May I request that shares held in my plan account be sold?

     Yes. You may request that the administrator sell all or any part of the shares held in your plan account either when terminating the account or without terminating the account. The administrator will not sell a fractional share unless the entire fractional share held in the account is sold. If all shares (including any fractional share) held in a plan account are sold, the account will automatically be terminated, and you will have to complete and file a new enrollment form to again participate in the plan.

     The administrator will place a sell order through a broker or dealer it selects. You will receive the proceeds of the sale, less any brokerage commission, a $10.00 service fee, applicable withholding taxes and transfer tax or other fees incurred by the administrator allocable to the sale of your shares.

28. What happens if I sell or transfer all the shares of common stock registered in my name?

     Once you become a participant in the plan, you may remain a participant even if you later dispose of all certificate shares held in your name. If you dispose of all certificate shares held in your name, you may continue to make voluntary cash payments, and the administrator will continue to reinvest the dividends on the shares credited to your plan account unless you notify the administrator that you wish to terminate the account.

Other information

29.  When are dividends paid?

     Historically, dividends declared on Harleysville's common stock have been paid on the last day of the months of March, June, September and December. The record date for each dividend has been the third Friday of the months of March, June, September and December. Harleysville's Board of Directors reserves the right to change dividend record and payment dates, if and when dividends are declared.

30. What happens if Harleysville issues a stock dividend or declares a stock split?

     Any stock dividend or stock split declared by Harleysville on shares held by the plan administrator for participants will be credited to the participant's account without charge.

     If there is a stock split or a stock dividend in common stock, the administrator will credit your plan account with the applicable number of whole and/or fractional shares of common stock based on the total number of shares of common stock that you own, both in your plan account and in certificate shares, as of the record date for the stock dividend or split.

     You, as a plan participant, will not receive certificates pursuant to stock dividends or stock splits.

31.  What happens if Harleysville has a rights offering?

     In the event that Harleysville makes available to its shareholders the right to purchase additional shares, such rights accruing on shares held by the plan administrator for a participant will be sold to the extent possible and the proceeds will be promptly applied to the purchase of additional shares of common stock of Harleysville for the participant's account. If, however, a participant wishes to exercise such rights, he or she may, by written request received by the plan administrator prior to the record date for such rights, obtain a certificate for the full shares in the participant's account so that such rights to purchase additional shares accruing to those certificates will flow directly to the participant.

32.  How are a plan participant's shares voted at shareholder meetings?

     You can vote shares of common stock held in your plan account in the same manner as certificate shares held in your own name. For each shareholder meeting, we will send you a proxy statement and a form of proxy which covers both the certificate shares and all whole and fractional plan shares of common stock held in your plan account as of the record date for the meeting. If you wish, you may vote all of these shares in person at the meeting.

33. What is the responsibility of Harleysville and the administrator under the plan?

     Harleysville and the administrator, in administering the plan, are not liable for any act done in good faith or for any good faith omission to act. This includes any claim of liability due to failure to terminate an account upon the death of a participant until the administrator receives written notice of the death, the prices and the times at which shares are purchased or sold for a participant, or any fluctuation in market value before or after any purchase or sale of shares.

     The administrator will send all notices to the participant's last known address. You should notify the administrator promptly in writing of any change of address.

     The administrator may resign as administrator of the plan at any time, in which case Harleysville would appoint a successor administrator. In addition, Harleysville may replace the administrator with a successor administrator at any time.

34.  May the plan be amended, suspended or terminated?

     Yes. Harleysville's Board of Directors in its discretion, may modify, suspend, or terminate the plan. Harleysville will endeavor to notify participants of any modification, suspension or termination. After mailing a notice of intention to terminate to the participant at the participant's address as it appears on the administrator's records, Harleysville may terminate, for whatever reason and at any time, as it may determine in its sole discretion, a participant's plan participation.

35.  What happens if the plan is terminated?

     If the plan is terminated, you will receive

          o a certificate for all whole shares of common stock held in your account, and

          o    a check for the value of any fractional share in your account.

36.      Who interprets and regulates the plan?

         Harleysville and its agent are authorized to interpret the plan, adopt regulations and take any other action reasonably designed to implement the plan. Any action taken by Harleysville or the agent in the good faith exercise of its judgment will be binding on participants.

37. Who bears the risk of market price fluctuations in the Harleysville's common stock?

     In this regard, as a participant, your investment is no different from that of nonparticipating shareholders. A participant bears the risk of loss and has the opportunity for gain from market price changes for shares held in the plan and certificate shares held in the participant's own name.

Tax Consequences

     This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

38.  What are the federal income tax consequences of participation in the plan?

     For federal income tax purposes, a participant is treated as receiving, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are paid in cash, withheld for payment of taxes, or invested in additional shares of common stock under the plan. In addition, the participant is deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant's behalf. The per share tax basis of shares acquired for a participant is the price per share reported on the periodic statement of account supplied to each participant, adjusted to include the amount of brokerage commissions paid on behalf of the participant, and as reported to the Internal Revenue Service.

     While the matter is not free from doubt, Harleysville intends to take the position that the administrative expenses of the plan, to be paid by Harleysville, are not constructive dividends to the plan participants. Each plan participant will receive from American Stock Transfer & Trust Company a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the plan participant.

     The holding period for shares acquired under the plan begins on the day after the date the shares are acquired for a participant's account. When a participant is subject to federal income tax withholding on dividends, and when foreign participants' taxable income under the plan is subject to federal income tax withholding, dividends are reinvested less the tax withheld under the applicable law.

     Generally, participants do not realize taxable income upon receipt of certificates for whole shares credited to their account. A participant who sells or exchanges shares acquired under the plan, or who directs the agent to sell plan shares may, however, recognize gain or loss. In addition, a participant may recognize gain or loss upon the receipt of cash in payment for a fractional share upon withdrawal of shares from the plan. The gain or loss is the difference between the amount the participant receives for the plan shares or fractional share, as the case may be, and the participant's tax basis.

     Dividends reinvested under the plan by corporate shareholders may be eligible for the 70% dividends-received deduction.

     The Internal Revenue Service has ruled that purchases of stock with voluntary cash payments under a dividend reinvestment plan that contains provisions substantially similar to those for voluntary cash payments under the plan did not result in income to participants making such purchases. Accordingly, participants who purchase common stock under the plan with voluntary cash payments should not recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances is equal to the purchase price as adjusted for the amount of commission expenses paid on behalf of participants. The holding period for such shares will commence on the day after the investment date.

     The summary above is based upon an interpretation of current federal income tax laws, and assumes that dividends paid by the corporation are from its earnings and profits.

Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.


                                 USE OF PROCEEDS

     Harleysville uses net proceeds from the sale of the common stock offered under the plan for general corporate purposes including, without limitation, investments in and advances to Harleysville's subsidiaries.

     The amounts and timing of the application of proceeds is dependent upon the funding requirements of Harleysville and its subsidiaries and upon the availability of other funds. Based upon the anticipated growth of subsidiaries and the financial needs of Harleysville, management anticipates that it, from time to time, will engage in additional financing of a character and in amounts that have yet to be determined.

                                  LEGAL OPINION

     The validity of the shares of common stock offered under the plan, by use of this prospectus, was passed upon for Harleysville by Shumaker Williams, P.C., special corporate counsel.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. These documents may be read and copied at the Commission's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We are an electronic filer with the Commission. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's web site is: http://www.sec.gov. Our web site address is: http://www.hncbank.com.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows us to 'incorporate by reference' in this prospectus other information that we file with it. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement, as filed with the Commission under File No. 0-15237:

     o Harleysville's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 29, 2000;

     o Harleysville's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 15, 2000;

     o Harleysville's Current Report on Form 8-K filed with the Commission on January 10, 2000 and Harleysville's Current Report on Form 8-K filed with the Commission on May 2, 2000; and

     o the description of Harleysville's common stock, contained in Harleysville's Registration Statement on Form S-4, Registration No. 333-95983, filed with the Commission on February 2, 2000, and amended on February 11, 2000.

     The information incorporated by reference is an important part of this prospectus; however, to the extent that inconsistencies exist between information presented in this prospectus and information contained in incorporated documents filed with the Commission before the date of this prospectus, the information in this prospectus automatically updates and supersedes the earlier information. Additionally, information that we file with the Commission after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

     Harleysville will provide, without charge, to each participant in the plan who so requests, a copy of any or all of the documents mentioned above. Harleysville will also provide all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933. Participants should address requests for copies verbally or in writing to:

                        Harleysville National Corporation
                        Attention: Shareholder Relations
                                 483 Main Street
                        Harleysville, Pennsylvania 19438
                              Phone - 215-256-8851

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The general corporate law of the Commonwealth of Pennsylvania as applicable to the corporation, together with the corporation's by-laws, provides the corporation's officers and directors with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties. Aside from matters involving criminal statutes or tax laws, directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The corporation's officers and directors are entitled to indemnification if they are named as a party or threatened to be named as a party to any type of proceeding as a result of actions or inactions taken while in the course of their association with the corporation provided that such action or inaction was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Officers and directors of the corporation are presumed to be entitled to this indemnification, absent breaches of fiduciary duty, lack of good faith or self-dealing and are entitled to be indemnified unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Harleysville pursuant to the foregoing provisions. Harleysville has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.
                  --------------------------------------------

                  Registration Fee                   $        0
                  Blue Sky Fees                               0
                  Legal Fees and Expenses*                7,500
                  Printing Fees and Postage*              1,500
                                                     ----------
                                                     $    9,000
                                                     ==========
                  * Estimated

Item 15.          Previously filed.

Item 16.          Exhibits

Exhibit 4.1 Amended Articles of Incorporation of the Corporation. (Incorporated by reference to Exhibit 4A of Registration Statement No. 333-17813 on Form S-8 as filed with the Commission on December 13, 1996.)

Exhibit 4.2 Amended By-laws of the Corporation. (Incorporated by reference to Exhibit 4B of Registration Statement No. 333-17813 on Form S-8 as filed with the Commission on December 13, 1996.)

Exhibit 5 Opinion of Shumaker Williams, P.C., Special Corporate Counsel to the Corporation. (Previously filed).

Exhibit 23.1      Consent of Grant Thornton LLP.

Exhibit 23.2 Consent of Shumaker Williams, P.C. (Previously filed in opinion).

Exhibit 99.1 Harleysville National Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus).

Exhibit 99.2 Harleysville National Corporation Dividend Reinvestment and Stock Purchase Plan Enrollment Form.

Exhibit 99.3 Harleysville National Corporation Dividend Reinvestment and Stock Purchase Plan Safekeeping Deposit Form.

Exhibit 99.4 Harleysville National Corporation Letter to Dividend Reinvestment and Stock Purchase Plan Participants.

Item 17.          Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Section Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  EXHIBIT INDEX

                                                                                           Sequential Page
                                                                                          Number in Manually
Exhibit                                                                                    Signed Original
-------                                                                                   ------------------
  4.1             Amended Articles of Incorporation of the Corporation.                               *
                  (Incorporated by reference to Exhibit 4A of Registration
                  Statement No. 333-17813 on Form S-8 as filed with the
                  Commission on December 13, 1996.)

  4.2             Amended By-laws of the Corporation. (Incorporated by                                *
                  reference to Exhibit 4B of Registration Statement
                  No. 333-17813 on Form S-8 as filed with the Commission
                  on December 13, 1996.)

  5               Opinion of Shumaker Williams, P.C., Special Corporate                              --
                  Counsel to the Corporation. (Previously filed).

  23.1            Consent of Grant Thornton LLP                                                      25

  23.2            Consent of Shumaker Williams, P.C.  (Previously filed in opinion).                 --

  99.1            Harleysville National Corporation Amended and Restated                             --
                  Dividend Reinvestment and Stock Purchase Plan.
                  (Included in Prospectus).

  99.2            Harleysville National Corporation Dividend Reinvestment                            27
                  and Stock Purchase Plan Enrollment Form.

  99.3            Harleysville National Corporation Dividend Reinvestment                            29
                  and Stock Purchase Plan Safekeeping Deposit Form.

  99.4            Harleysville National Corporation Letter to Dividend                               31
                  Reinvestment and Stock Purchase Plan Participants.


* Incorporated by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harleysville, Commonwealth of Pennsylvania on July 13, 2000.

                                    HARLEYSVILLE NATIONAL CORPORATION


                                    By:  /s/ Walter E. Daller, Jr.
                                        --------------------------
                                        Walter E. Daller, Jr.
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter E. Daller, Jr. and Vernon L. Hunsberger, and each of them, his or her true and lawful attorney-in-fact as agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacity, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                                          Capacity                                 Date
                                                          --------                                 ----
/s/ Walter E. Daller, Jr.                      Chairman of the Board                            July 13, 2000
-------------------------                      President and Chief Executive
Walter E. Daller, Jr.                          Officer and Director (Principal
                                               Executive Officer)


/s/ Vernon L. Hunsberger                       Treasurer                                        July 13, 2000
------------------------                       (Principal Financial and
Vernon L. Hunsberger                           Accounting Officer)


                                                          Capacity                                 Date
                                                          --------                                 ----
/s/ LeeAnn Bergey                              Director                                         July 13, 2000
-------------------
LeeAnn Bergey


/s/ Harold A. Herr                             Director                                         July 13, 2000
-------------------
Harold A. Herr


/s/ Thomas S. McCready                         Director                                         July 13, 2000
----------------------
Thomas S. McCready


/s/ Henry M. Pollak                            Director                                         July 13, 2000
-------------------
Henry M. Pollak


/s/ Palmer E. Retzlaff                         Director                                         July 13, 2000
----------------------
Palmer E. Retzlaff


/s/ Walter F. Vilsmeier                        Director                                         July 13, 2000
-----------------------
Walter F. Vilsmeier


/s/ James A. Wimmer                            Director                                         July 13, 2000
--------------------
James A. Wimmer


/s/ William M. Yocum                           Director                                         July 13, 2000
--------------------
William M. Yocum


                                  EXHIBIT 23.1

                          CONSENT OF GRANT THORNTON LLP

                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated January 7, 2000 accompanying the consolidated financial statements of Harleysville National Corporation and Subsidiaries included in the 1999 Annual Report on Form 10-K for the year ended December 31, 1999. We consent to the incorporation by reference of such report in the Registration Statements of Harleysville National Corporation on Form S-3 (Registration No. 33-57790), on Forms S-8 (Registration No. 33-69784 and Registration No. 33-17813) and on Form S-4 (Registration No. 33-95983).


/s/ Grant Thornton LLP
--------------------------
Philadelphia, Pennsylvania
July 17, 2000

                                  EXHIBIT 99.2


                        Harleysville National Corporation
                  Dividend Reinvestment and Stock Purchase Plan
                                 Enrollment Form

                                                                    EXHIBIT 99.2
                        HARLEYSVILLE NATIONAL CORPORATION

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                 ENROLLMENT FORM

ENROLLMENT IN THE PLAN

     I wish to enroll in Harleysville's Dividend Reinvestment and Stock Purchase Plan and name American Stock Transfer & Trust Company as administrator as described in the plan prospectus. I authorize the administrator to take the following action:


ACCOUNT NAME AND ADDRESS                                               ACCOUNT NUMBER __________________________________


----------------------------------------------------------------       -------------------------------------------------
Social Security/Tax I.D. Number                                        PRINT - Name of Account Owner


                                                                       -------------------------------------------------
                                                                       Signature of Account Owner


----------------------------------------------------------------       -------------------------------------------------
Social Security/Tax I.D. Number                                        PRINT - Name of Account Owner


                                                                       -------------------------------------------------
                                                                       Signature of Account Owner


------------------------------------------------------------------------------------------------------------------------
Mailing Address                                                        Apt. No.


------------------------------------------------------------------------------------------------------------------------
City                                     State                Zip                       Daytime Phone Number


DIVIDEND PAYMENT AND REINVESTMENT PARTICIPATION (Please check ONE box.)
                                                              ---

     Check the participation option in which you wish to enroll. Under either option, a plan participant may make cash investments in any amount ranging from a minimum of $100 per payment to $5,000 per quarter as defined in the prospectus.


(   ) FULL REINVESTMENT                    (   ) PARTIAL REINVESTMENT
      All dividends reinvested.                  Invest the dividend on ________* of my
                                           shares and pay balance in cash. Dividends
                                           will be reinvested on ALL shares
                                           enrolled in the plan. (*Indicate number
                                           of shares to be subject to the plan.)


(    ) CASH ONLY                           (   ) VOLUNTARY (OPTIONAL) CASH PAYMENT
       All dividends are paid in cash.           All dividends are paid in cash for shares you
                                           presently hold. Dividends paid on future shares
                                           purchased with voluntary cash payments will be
                                           reinvested.

     If no participation option is selected, the administrator will assume you desire FULL reinvestment of your dividends.

Please direct your questions to the plan administrator shown below:

                     American Stock Transfer & Trust Company
                     ATTN: Dividend Reinvestment Department
                           40 Wall Street - 46th Floor
                               New York, NY 10005
                                  800-278-4353

                                  EXHIBIT 99.3


                        Harleysville National Corporation
                  Dividend Reinvestment and Stock Purchase Plan
                            Safekeeping Deposit Form

                                                                    EXHIBIT 99.3
                        HARLEYSVILLE NATIONAL CORPORATION

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                            SAFEKEEPING DEPOSIT FORM

     Please deposit the attached Harleysville National Corporation common stock certificate(s) for safekeeping into my Dividend Reinvestment and Stock Purchase Plan account. Certificates need NOT be endorsed. If you are not currently enrolled in the plan, an enrollment form must accompany this form.

     Complete information below, sign, date and return to:

                     American Stock Transfer & Trust Company
                     ATTN: Dividend Reinvestment Department
                           40 Wall Street - 46th Floor
                               New York, NY 10005



ACCOUNT NAME AND ADDRESS (Please print)


--------------------------------------------------------------------------------------------------------------------------
Name(s) of Account Owner(s)


--------------------------------------------------------------------------------------------------------------------------
Mailing Address                             City                                State                     Zip


---------------------------------------                                         ------------------------------------------
Account Number                                                                  Social Security/Tax I.D. Number

Please list all attached stock certificates below: (If more space is needed, please use reverse side of form.)

Certificate No.                             Dated                                       Number of Shares
---------------                             -----                                       ----------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

 --------------------------------------------------------------------------------------------------------------------------

                                                                     TOTAL SHARES DEPOSITED _______________________


--------------------------------------------------------------------------------------------------------------------------
Signature of Account Owner(s)                                          Date


--------------------------------------------------------------------------------------------------------------------------
Signature of Account Owner(s)                                          Date


     Note: Signature(s) must agree in all respects with the name(s) on stock certificate(s).

     To ensure against loss resulting from mailing certificates, it is recommended that certificates be mailed via registered mail, properly insured, with return receipt requested.

                                  EXHIBIT 99.4


                        Harleysville National Corporation
      Letter to Dividend Reinvestment and Stock Purchase Plan Participants

                [LETTERHEAD OF HARLEYSVILLE NATIONAL CORPORATION]

                                  July 31, 2000

Dear Shareholder:
                                  "SAFEKEEPING"
                        an optional feature added to the
                        Harleysville National Corporation
                  Dividend Reinvestment and Stock Purchase Plan

     We are happy to announce that Harleysville National Corporation (HNC) has amended its Dividend Reinvestment and Stock Purchase Plan, effective July 19, 2000. The amended plan is clarified in Plain-English, in a simple question and answer format. We hope you find it easy to read and understand. We are including a copy of the amended plan prospectus and all pertinent forms.

     In drafting this amendment, we considered the various comments and requests voiced by many of you over the past few years. The comment we have heard most often ... Why can't I deposit my HNC stock certificates into my plan account?... is addressed in this amendment. We are certain that many of you will be pleased with the added "Safekeeping" feature and certain cash investment features that are now available through the plan.

     Safekeeping is a totally optional feature that allows you, as a plan participant, to deposit your HNC common stock certificate shares into your plan account. These shares will be held in book entry form; thereby eliminating the possibility of loss, theft or destruction. The number of shares represented by any certificate(s) so deposited into your plan account will be reflected in your total number of shares held, as listed on your quarterly dividend reinvestment statement. PLEASE NOTE: Should you withdraw from the plan after depositing certificate shares, a new certificate will be issued for the total amount of shares withdrawn. Your old certificates will not be returned to you.

     If you choose to deposit your HNC common stock certificate(s) into your plan account, please carefully follow the instructions on the Safekeeping Deposit Form and mail it to American Stock Transfer & Trust Company, ATTN:
Dividend Reinvestment Department, in the envelope provided.

     As a participant in the original HNC Dividend Reinvestment and Stock Purchase Plan, you are automatically enrolled as a participant in the amended plan with the same plan features you chose originally. No action is required by you, unless, of course, you wish to deposit "certificate" shares into your account for safekeeping or wish to change your plan participation.

     Please address your questions to American Stock Transfer & Trust Company, Dividend Reinvestment Department at 1-800-278-4353.

                                                    Sincerely,


                                                    /s/ Walter E. Daller, Jr.
                                                    Walter E. Daller, Jr.
                                                    President and
                                                    Chief Executive Officer

WED:ec
Enclosure